Exhibit (14)(b)

May 18, 2015

PennantPark Floating Rate Capital Ltd. and Subsidiary

590 Madison Avenue

New York, NY 10022

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of PennantPark Floating Rate Capital Ltd. and Subsidiary for the periods ended March 31, 2015 and 2014 as indicated in our report dated May 7, 2015; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, is being used in this Registration Statement.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ McGladrey LLP

McGladrey LLP